Exhibit (h)

Graydon head
legal counsel i since 1871
May 20, 2009

Fifth Third Bancorp
38 Fountain Square Plaza
Cincinnati, Ohio  45263

Dear Ladies and Gentlemen:

As counsel for Fifth Third Bancorp (“Fifth Third”) we have been requested to render our opinion regarding certain federal income tax consequences of the exchange (the “Exchange”) of shares of Fifth Third Bancorp’s common stock for each set of 250 validly tendered and accepted depositary shares of Fifth Third Bancorp (“Depositary Shares”) on the terms and subject to the conditions described in the Offer to Exchange dated May 14, 2009 (the “Offer to Exchange”).  The Offer to Exchange states that each Depositary Share represents a 1/250th ownership interest in a share of 8.50% Non-Cumulative Perpetual Convertible Preferred Stock, Series G, no par value, $25,000 liquidation preference per share (the “Series G Preferred Stock”).  Capitalized terms not otherwise defined herein have the meanings specified in the Offer to Exchange.

We have reviewed the proposed Exchange as set forth in the Offer to Exchange and have examined such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.  In addition, we have received representations (“Representation Letter”) from certain executive officers of Fifth Third relating to various factual matters set forth in the Representation Letter.  In rendering the opinion expressed below, we have relied upon the accuracy and completeness of the facts, information and representations contained in the Offer to Exchange, the Representation Letter and such other documents as we have deemed relevant and necessary.  Our opinion is based on our analysis of the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, Internal Revenue Service rulings, and judicial decisions interpreting the Code as in effect on the date hereof, any of which may be changed at any time with retroactive affect.  This opinion represents our best legal judgment at this time based on the foregoing reviews, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the matters addressed herein.

We have assumed the authenticity of all documents submitted to us, the genuineness of all documents submitted to us, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with original documents of all copies submitted to us for our examination.  We have also assumed that (i) the Exchange will be consummated in accordance with the Offer to Exchange and (ii) the representations made by executive officers of Fifth Third in its Representation Letter are accurate and complete.  We have not independently verified any factual matters relating to the Exchange in connection with or apart from our preparation of this opinion and accordingly our opinion does not take into account any matters not set forth herein which might have been disclosed by independent verification.

Based on the foregoing, we are of the opinion that the discussion under the heading “Material United States Federal Income Tax Consequences” in the Offer to Exchange constitutes a fair and accurate summary of the matters discussed therein in all material respects.

This letter deals only with the specific legal issues it explicitly addresses.  Accordingly, an express opinion concerning a particular legal issue does not address any other matters.  An express opinion includes an implied opinion only if it is both essential to the legal conclusion reached by the express opinion and, based upon prevailing norms and expectations among experienced lawyers, reasonable in the circumstances.  Further we do not opine herein as to the effect of federal or state securities, antitrust, labor, employee benefit, intellectual property, environmental, criminal or local law.

The opinion expressed herein is expressed solely to the addressee hereof, who may rely hereon, and shall not be deemed to be extended to any other person or entity.  This letter speaks only as of its date.  We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinion expressed above, including any changes in applicable law which may hereafter occur.

We are licensed to practice in the State of Ohio.  The coverage of this letter is limited to the Federal tax laws of the United States, and we do not express an opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an Exhibit to Fifth Third’s Schedule TO into which the Offer to Exchange is deemed incorporated by reference.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

GRAYDON HEAD & RITCHEY

By: /s/ HANK G. ALEXANDER
       Henry G. Alexander, General Partner